TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES

Exhibit 11: Statement re computation of per share earnings

                                                Fiscal Year Ended
                                 February 1,      February 3,     January 28,
                                       1997             1996            1995

                                        (In thousands except per share data.)
Primary:

  Weighted average shares
   outstanding                        9,757          9,726          9,701

  Net effect of dilutive stock
   options based on the treasury
   stock method using average
   market price                         150            N/A            N/A
                                   --------       --------       --------

    Total                             9,907          9,726          9,701
                                   ========       ========       ========
    Net Income                       $7,102       ($25,373)       ($6,256)
                                   ========       ========       ========
    Per share amount                  $0.72 (1)     ($2.61)        ($0.64)
                                   ========       ========       ========

Fully Diluted:

  Weighted average shares
   outstanding                        9,757          9,726          9,701

  Net effect of dilutive stock
   options based on the treasury
   stock method using the period
   end market price, if higher
   than the average market price        238            N/A            N/A
                                   --------       --------       --------

    Total                             9,995          9,726          9,701
                                   ========       ========       ========
    Net Income                       $7,102       ($25,373)       ($6,256)
                                   ========       ========       ========
    Per share amount                  $0.71(2)      ($2.61)(2)     ($0.64)(2)
                                   ========       ========       ========

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N/A = Not applicable as options would have an anti-dilutive effect.

(1) = The primary per share amount of $0.73, for the Fiscal year ended February 1, 1997, reported in the consolidated financial statements excludes the net effect of dilutive stock options as the aggregate dilution from these securities was immaterial (less than three percent of earnings per weighted average common share outstanding).

(2) = Fully diluted per share amounts have been excluded from the consolidated financial statements, for each of the three fiscal years presented, as the difference between primary and fully diluted per share amounts is immaterial (less than three percent of earnings per weighted average common share outstanding).